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                                                                     Exhibit 5.5

                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]

                               December 16, 1997


Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013


World Wide Automotive, Inc.
Winchester, Virginia 22601

                        Form S-1 Registration Statement
                    (the "462(b) Registration Statement")
                    -------------------------------------

Gentlemen and Ladies:

        We have acted as Virginia counsel to World Wide Automotive Inc., a Virginia corporation ("Guarantor") in connection with the preparation and filing by Delco Remy International, Inc., a Delaware corporation (the "Company"), the Guarantor and other guarantors of a registration statement under Rule 462(b) under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended, in connection with the proposed issuance of an additional $15,000,000 principal amount of 8 5/8% Senior Notes Due 2007 (the "Additional Notes") of the Company to be guaranteed by the Guarantor (the "Guaranty") and by other guarantors. The Additional Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.1 to the 462(b) Registration Statement (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee. The Guaranty is contained in Article 10 of the Indenture.
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                               Hunton & Williams

Delco Remy International, Inc.
December 16, 1997
Page 2

     We have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. Based on the foregoing, it is our opinion that the Guarantor has authorized the issuance of the Guaranty and when the Guaranty has been approved, executed, authenticated and delivered in accordance with the terms of the Indenture and when the Additional Notes have been paid for in the manner and at the price set forth in the 462 Registration Statement, the Guaranty will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     The opinion expressed herein is rendered for your benefit in connection with the transaction contemplated herein. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

     We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement.


                                        Very truly yours,


                                        /s/ Hunton & Williams